CURO Group Holdings Corp. Announces Third Quarter 2018 Financial Results

Wichita, Kansas--October 24, 2018-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a market leader in providing short-term credit to underbanked consumers, today announced financial results for its third quarter ended September 30, 2018. Key highlights include:

•	Year-over-year loan growth of 39.2% and accelerated transition to Open-end loans in Canada, both ahead of expectations

•	Significant loan growth drove a year-over-year earnings decline primarily due to required up-front provisioning

•	Full year 2018 guidance has been revised with a higher revenue outlook but lower earnings outlook

•
Completed issuance of $690.0 million principal amount of 8.250% Senior Secured Notes due 2025 and used a portion of the net proceeds to redeem all of our 12.00% Senior Secured Notes due 2022 thereby lowering borrowing costs by 375 basis points

•
Entered into a four-year revolving Canadian-dollar-denominated credit facility, the Canada SPV Facility, with a C$175.0 million initial borrowing capacity. With the extinguishment of the U.S. facility during October 2018, borrowing costs for SPV financing are lowered by 525 basis points

“We were pleased with our team's ability to drive robust loan growth ahead of plan in all three countries in the third quarter, but this rate of growth resulted in elevated provisioning levels which drove earnings below our expectations. Results were particularly affected by the acceleration of Open-End loan product in Canada where we added $87.4 million of Open-End loan balances during the third quarter, which well exceeded our expectations. The related upfront loan loss provisioning caused Canadian net revenue and Adjusted EBITDA to drop by $10.9 million and $13.2 million sequentially, respectively, compared to the second quarter of 2018. We expect loan growth in Canada to stabilize at more normalized levels in the fourth quarter and, as a result, we expect Canadian earnings to rebound quickly. Our U.S. business grew loans by $55.3 million sequentially and 21.8% year-over-year which affected loan loss provision comparisons there. Combined gross loans receivable grew $132.7 million sequentially and 39.2% year-over-year and we expect strong loan growth to continue in the fourth quarter. Based on that and our third quarter results, we are adjusting our guidance for full-year 2018,” commented Don Gayhardt, President and Chief Executive Officer of CURO Group Holdings Corp.

Consolidated Summary Results

	For the Three Months Ended			For the Nine Months Ended
(in thousands, except per share data)	9/30/2018	9/30/2017	Variance	9/30/2018	9/30/2017	Variance
Revenue	$283,004	$255,119	10.9%	$793,745	$696,643	13.9%
Gross Margin	63,984	80,166	(20.2)%	253,641	257,073	(1.3)%
Gross Loans Receivable	567,675	393,423	44.3%	567,675	393,423	44.3%
Net (Loss) Income	(47,022)	9,762	NM	(7,755)	42,743	NM
Adjusted Net Income (1)	10,949	14,209	(22.9)%	64,652	59,372	8.9%
Diluted Earnings per Share	$(0.97)	$0.25	NM	$(0.16)	$1.10	NM
Adjusted Diluted Earnings per Share (1)	$0.23	$0.36	(36.1)%	$1.35	$1.53	(11.8)%
EBITDA (1)	(35,654)	43,316	NM	72,470	147,545	NM
Adjusted EBITDA (1)	38,354	51,429	(25.4)%	162,190	173,257	(6.4)%
Weighted Average Shares - diluted	48,352	38,918		48,061	38,959
(1) Non-GAAP Metric; see Results of Operations for reconciliation to nearest GAAP metric
Third quarter 2018 financial highlights include:

•	Third quarter Revenue of $283.0 million, an increase of 10.9% over the prior year period

•	Year-over-year loan growth of 39.2% and 25.8% sequential loan growth from second quarter of 2018

•
Gross margin and earnings declined year-over-year due to significantly higher sequential loan growth in 2018 (25.8%) versus third quarter 2017 sequential loan growth (12.6%), resulting in higher loss provisioning

•
Credit quality was generally improved overall. Net charge-off rates were up modestly year-over-year for Unsecured and Secured Installment loans while net charge-off rates for all other products improved compared to the same quarter a year ago

Year-to-date 2018 highlights include:

•	Year-to-date Revenue of $793.7 million, an increase of 13.9% over the prior year period

•	Year-to-date GAAP Net Loss of $7.8 million

•	Year-to-date Adjusted Net Income of $64.7 million, an increase of 8.9%

•	44.3% gross loan growth since third quarter 2017, (39.1% growth including loans guaranteed by the Company)

•	Completed a successful secondary offering for existing stockholders of over 5.5 million shares of common stock at $23 per share

•	Executed agreement with MetaBank® to provide consumers within the United States an innovative and flexible line of credit product

Fiscal 2018 Outlook

The Company is revising its full-year 2018 adjusted earnings guidance, a non-GAAP measure that excludes $11.7 million of debt extinguishment costs from the retirement of $77.5 million of the 12.00% Senior Secured Notes due 2022 in the first quarter of 2018, $71.0 million of such costs from the retirement of the remaining $527.5 million of these notes in the third quarter of 2018, $10.0 million of debt extinguishment costs expected relating to the repayment in full of the US SPV Facility in the fourth quarter of 2018, third and fourth quarter 2018 U.K. customer redress costs, $1.2 million of tax expense related to the 2017 Tax Act and $1.2 million of net benefits from adjustment of legal settlement liabilities, stock-based compensation and intangible asset amortization. We now anticipate full-year 2018 guidance to be as follows:

•	Revenue in the range of $1.090 billion to $1.095 billion, increased from prior range of $1.025 billion to $1.080 billion

•	Adjusted Net Income in the range of $88 million to $91 million compared to prior range of $110 million to $116 million

•	Adjusted EBITDA in the range of $215 million to $218 million compared to prior range of $245 million to $255 million

•	Estimated tax rate of 25% to 27% for the full year

•	Adjusted Diluted Earnings per Share of $1.84 to $1.88 compared to prior range of $2.25 to $2.40

Consolidated Revenue Summary
Three Months Ended September 30, 2018
The following table summarizes revenue by product, including CSO fees, for the periods indicated:

	For the Three Months Ended
	September 30, 2018				September 30, 2017
(in thousands)	U.S.	Canada	U.K.	Total	U.S.	Canada	U.K.	Total
Unsecured Installment	$135,028	$2,632	$10,931	$148,591	$116,233	$5,601	$6,951	$128,785
Secured Installment	28,562	—	—	28,562	26,407	—	—	26,407
Open-End	27,554	12,736	—	40,290	18,630	—	—	18,630
Single-Pay	27,792	22,822	2,591	53,205	27,753	39,550	3,592	70,895
Ancillary	4,337	8,019	—	12,356	4,803	5,507	92	10,402
Total revenue	$223,273	$46,209	$13,522	$283,004	$193,826	$50,658	$10,635	$255,119

During the three months ended September 30, 2018, total lending revenue (excluding revenues from ancillary products) grew $25.9 million, or 10.6%, to $270.6 million, compared to the prior year period, predominantly driven by growth in Installment and Open-End loans. Geographically, revenue in the U.S. and U.K. grew 15.2% and 27.1%, respectively. Canada revenue declined 8.8% primarily due to the continued product mix shift from Single-Pay. From a product perspective, Unsecured Installment revenues rose 15.4% and Secured Installment revenues rose 8.2% driven by related loan growth. Single-Pay revenues were affected primarily by regulatory changes in Canada (rate changes in Alberta, Ontario and British Columbia) leading to a shift to Open-End loans as well as a continued general product shift from Single-Pay to Installment and Open-End loans in all countries. Open-End revenues rose 116.3% on organic growth in the U.S. and the introduction of Open-End products in Virginia and Canada. Open-End adoption in Canada accelerated this quarter as related loan balances grew $87.4 million sequentially from the second quarter. With the accelerated Open-End growth, Single-Pay balances in Canada shrank sequentially by $11.2 million. Ancillary revenues increased 18.8% versus the same quarter a year ago primarily due to non-lending revenue in Canada.

Nine Months Ended September 30, 2018
The following table summarizes revenue by product, including CSO fees, for the periods indicated:

	For the Nine Months Ended
	September 30, 2018				September 30, 2017
(in thousands)	U.S.	Canada	U.K.	Total	U.S.	Canada	U.K.	Total
Unsecured Installment	$366,748	$11,227	$27,035	$405,010	$311,884	$13,244	$18,237	$343,365
Secured Installment	81,195	—	—	81,195	73,249	—	—	73,249
Open-End	76,649	18,086	—	94,735	52,342	—	—	52,342
Single-Pay	78,835	90,461	9,216	178,512	78,961	108,676	10,289	197,926
Ancillary	14,565	19,728	—	34,293	15,476	13,899	386	29,761
Total revenue	$617,992	$139,502	$36,251	$793,745	$531,912	$135,819	$28,912	$696,643

During the nine months ended September 30, 2018, total lending revenue (excluding revenues from ancillary products) grew $92.6 million, or 13.9%, to $759.5 million, compared to the prior year period, predominantly driven by growth in Installment loans in the U.S. and U.K. and Open-End loans in the U.S. and Canada. Geographically, revenue in the U.S., Canada and U.K. grew 16.2%, 2.7%, and 25.4%, respectively. From a product perspective, Unsecured Installment revenues rose 18.0% and Secured Installment revenues rose 10.8% because of loan growth. Single-Pay revenues and combined loans receivable were affected primarily by regulatory changes in Canada (rate changes in Alberta, Ontario and British Columbia) leading to a shift to Open-End loans as well as a continued general product shift from Single-Pay. Open-End revenues rose 81.0% on organic growth in the U.S. and the introduction of Open-End products in Virginia and Canada. As of September 30, 2018, loan balances for our Open-End product in Canada, which we began offering in the fourth quarter of 2017, grew to $138.7 million. Ancillary revenues increased 15.2% versus the same period a year ago primarily due to non-lending revenue in Canada.
The following table presents revenue composition, including CSO fees, of the products and services that we currently offer:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Installment	62.6%	60.8%	61.3%	59.8%
Canada Single-Pay	8.1%	15.5%	11.4%	15.6%
U.S. Single-Pay	9.8%	10.9%	9.9%	11.3%
U.K. Single-Pay	0.9%	1.4%	1.2%	1.5%
Open-End	14.2%	7.3%	11.9%	7.5%
Ancillary	4.4%	4.1%	4.3%	4.3%
Total	100.0%	100.0%	100.0%	100.0%
For the three months ended September 30, 2018 and 2017, revenue generated through the online channel was 47% and 39%, respectively, of consolidated revenue. For the nine months ended September 30, 2018 and 2017, revenue generated through the online channel was 44% and 37%, respectively, of consolidated revenue.
Loan Volume and Portfolio Performance Analysis
The following table summarizes Company Owned gross loans receivable, a GAAP balance sheet measure, and reconciles it to gross combined loans receivable, a non-GAAP measure including loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender:

	Three Months Ended
(in millions)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Company Owned gross loans receivable	$567.7	$444.6	$389.8	$432.8	$393.4
Gross loans receivable Guaranteed by the Company	78.8	69.2	57.1	78.8	71.2
Gross combined loans receivable	$646.5	$513.8	$446.9	$511.6	$464.6

Gross combined loans receivable by product are presented below:

	Three Months Ended
(in millions)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Unsecured Installment	$211.6	$179.4	$171.4	$196.3	$181.8
Secured Installment	91.2	84.6	79.8	89.2	85.0
Single-Pay	80.8	89.6	87.1	99.4	94.5
Open-End	184.1	91.0	51.5	47.9	32.1
CSO	78.8	69.2	57.1	78.8	71.2
Total	$646.5	$513.8	$446.9	$511.6	$464.6

Gross combined loans receivable increased $181.9 million, or 39.1%, to $646.5 million as of September 30, 2018 compared to $464.6 million as of September 30, 2017. Geographically, gross combined loans receivable grew 21.8%, 94.9% and 65.5%, respectively, in the U.S., Canada and U.K.
Unsecured Installment Loans
Unsecured Installment revenue and gross combined loans receivable increased from the prior year quarter due to growth in the United States, primarily in California and our CSO programs as well as growth in the United Kingdom. Gross combined Unsecured Installment loan balances grew $38.1 million, or 15.3%, compared to September 30, 2017, net of a decline in Canada of $30.2 million due to mix shift to Open-End. Excluding Canada, gross combined Unsecured Installment loan balances increased 34.1% year-over-year.
The net charge-off rate and past-due percentage for Company Owned Unsecured Installment loans in the third quarter of 2018 both increased approximately 300bps from the third quarter of 2017 due to geographic mix shift. Canadian unsecured installment balances were down $30.2 million compared to prior year due to Open-End migration. However, at the country level, Unsecured net charge-off rates improved year-over-year in all cases. The net charge-off rate for the U.S was 100 bps lower year-over-year and net charge-off rates in Canada and the U.K. also declined compared to the same period last year. As Canadian Unsecured Installment balances declined from the shift to Open-End and U.S. balances grew $46.7 million, the U.S. percentage of total Company Owned Unsecured Installment loan balances rose from 65.8% to 78.6% year-over-year. Net charge-off rates in the U.S. are higher than Canada, so this geographic mix shift results in an overall increase in net charge-off rate even though each country’s rate declined. Provision exceeded NCOs for Unsecured Installment by $7.6 million.
Net charge-off rates for Unsecured Installment loans Guaranteed by the Company improved meaningfully from third quarter 2017 on underlying vintage improvement but also because the same quarter last year was affected by Hurricane Harvey. Net charge off rates for this product were higher in the third quarter of 2018 than the second quarter following normal seasonal patterns.
Unsecured Installment Allowance coverage for loan losses increased sequentially on a consolidated basis due to the geographic mix shift described above, but remained consistent by geography as noted above. Allowance on Unsecured Installment loans Guaranteed by the Company remained consistent sequentially.

	2018			2017
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Unsecured Installment loans:
Revenue - Company Owned	$75,077	$63,404	$66,004	$67,800	$61,653
Provision for losses - Company Owned (1)	39,025	27,434	27,477	29,967	31,110
Net revenue - Company Owned	$36,052	$35,970	$38,527	$37,833	$30,543
Net charge-offs - Company Owned (1)	$31,403	$29,734	$33,410	$32,944	$25,889
Revenue - Guaranteed by the Company	$73,514	$60,069	$66,942	$69,078	$67,132
Provision for losses - Guaranteed by the Company (1)	39,552	26,974	23,556	34,001	38,106
Net revenue - Guaranteed by the Company	$33,962	$33,095	$43,386	$35,077	$29,026
Net charge-offs - Guaranteed by the Company (1)	$37,995	$25,667	$30,743	$32,984	$36,798
Unsecured Installment gross combined loans receivable:
Company Owned	$211,565	$179,414	$171,432	$196,306	$181,831
Guaranteed by the Company (2)(3)	75,807	66,351	54,332	75,156	67,438
Unsecured Installment gross combined loans receivable(2)(3)	$287,372	$245,765	$225,764	$271,462	$249,269

Unsecured Installment Allowance for loan losses (4)	$43,066	$35,277	$37,916	$43,755	$46,938
Unsecured Installment CSO guarantee liability (4)	$12,750	$11,193	$9,886	$17,072	$16,056
Unsecured Installment Allowance for loan losses as a percentage of Unsecured Installment gross loans receivable	20.4%	19.7%	22.1%	22.3%	25.8%
Unsecured Installment CSO guarantee liability as a percentage of Unsecured Installment gross loans guaranteed by the Company	16.8%	16.9%	18.2%	22.7%	23.8%
Unsecured Installment past-due balances:
Unsecured Installment gross loans receivable	$54,618	$40,272	$39,273	$44,963	$41,353
Unsecured Installment gross loans guaranteed by the Company	$12,120	$10,319	$8,410	$12,480	$10,462
Past-due Unsecured Installment gross loans receivable -- percentage (3)	25.8%	22.4%	22.9%	22.9%	22.7%
Past-due Unsecured Installment gross loans guaranteed by the Company -- percentage (3)	16.0%	15.6%	15.5%	16.6%	15.5%
Unsecured Installment other information:
Originations - Company Owned	$142,347	$128,146	$99,418	$135,284	$137,618
Originations - Guaranteed by the Company (2)	$91,828	$84,082	$60,593	$82,326	$83,680
Unsecured Installment ratios:
Provision as a percentage of gross loans receivable - Company Owned	18.4%	15.3%	16.0%	15.3%	17.1%
Provision as a percentage of gross loans receivable - Guaranteed by the Company	52.2%	40.7%	43.4%	45.2%	56.5%
(1) As part of improvements made to our financial reporting processes in 2018, we have reclassified certain provision expense and net charge-off activity to be consistent with current period presentation. We added approximately $2.0 million to third quarter 2017 Provision Expense and Net charge-offs for Company Owned loans and approximately $1.9 million and $1.1 million to third and fourth quarter 2017 Provision Expense and Net charge offs for loans Guaranteed by the Company.

(2) Includes loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements.
(3) Non-GAAP measure - Refer to "Non-GAAP Financial Measures" for further details.
(4) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.

Secured Installment Loans
Secured Installment gross combined loans receivable balances as of September 30, 2018 increased by $5.5 million, or 6.2%, compared to September 30, 2017, primarily due to growth in Arizona, while related revenue grew 8.2%. Provision expense increased by $7.6 million in the third quarter of 2018 compared to the third quarter of 2017 primarily because of adjustments to the Allowance for loan loss coverage rate during the third quarter of 2017. Third quarter 2018 net charge-off rates for Secured Installment loans increased by 443 basis points from the same period in the prior year but declined 144 basis points from the second quarter of 2018.
Secured Installment Allowance for loan losses and CSO guarantee liability as a percentage of Secured Installment gross loans receivable remained consistent from the second quarter at 12.4%. For the three months ended September 30, 2018, net charge-offs of $9.3 million were consistent with second quarter net charge-offs of $9.0 million. First Pay Defaults (FPDs) reflect the number of payments made by customers compared to the number of payments scheduled to be paid during a period. FPDs remained flat versus the same period last year.

	2018			2017
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Secured Installment loans:
Revenue	$28,562	$25,777	$26,856	$27,732	$26,407
Provision for losses (1)	10,188	7,650	6,640	9,246	2,618
Net revenue	$18,374	$18,127	$20,216	$18,486	$23,789
Net charge-offs (1)	$9,285	$9,003	$8,669	$9,997	$7,703
Secured Installment gross combined loan balances:
Secured Installment gross combined loans receivable (2)(3)	$94,194	$87,434	$82,534	$92,817	$88,730
Secured Installment Allowance for loan losses and CSO guarantee liability (4)	$11,714	$10,812	$12,165	$14,194	$14,945
Secured Installment Allowance for loan losses and CSO guarantee liability as a percentage of Secured Installment gross combined loans receivable	12.4%	12.4%	14.7%	15.3%	16.8%
Secured Installment past-due balances:
Secured Installment past-due gross loans receivable and gross loans guaranteed by the Company	$17,754	$15,246	$14,756	$16,554	$15,265
Past-due Secured Installment gross loans receivable and gross loans guaranteed by the Company -- percentage(3)	18.8%	17.4%	17.9%	17.8%	17.2%
Secured Installment other information:
Originations (2)	$51,742	$53,597	$34,750	$48,577	$52,526
Secured Installment ratios:
Provision as a percentage of gross combined loans receivable	10.8%	8.7%	8.0%	10.0%	3.0%
(1) As part of improvements made to our financial reporting process in 2018, we have reclassified certain provision expense and net charge-off activity to be consistent with current period presentation. We added approximately $3.9 million and $0.8 million from third and fourth quarter 2017 Provision Expense and Net-charge offs.

(2) Includes loans originated by third-party lenders through CSO programs, which are not included in the consolidated financial statements.
(3) Non-GAAP measure - Refer to "Non-GAAP Financial Measures" for further details.
(4) Allowance for loan losses is reported as a contra-asset reducing gross loans receivable while the CSO guarantee liability is reported as a liability on the Consolidated Balance Sheets.

Open-End Loans
Open-End loan balances as of September 30, 2018 increased by $151.9 million, or 472.8%, compared to September 30, 2017 primarily due to the third quarter 2017 launch of Open-End in Canada as we transition from Single-Pay and Installment loans as well as the introduction of Open-End loans in Virginia in the third quarter of 2017. Open-End adoption in Canada accelerated this quarter as related loan balances grew $87.4 million sequentially from the second quarter.

The Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable declined year-over-year and sequentially, primarily due to seasoning of the U.S. portfolio and a shift to Open-End in Canada where losses and required allowance coverage is lower than the U.S. At September 30, 2018, Canadian Open-End gross loans receivable comprised 75.3% of the total Open-End product, compared to none at the end of the prior year quarter. The increase in the third quarter 2018 net charge-off rate is largely a result of significant new customer acquisitions associated with the transition to Open-End loans in Ontario. In addition, we relaxed underwriting selectively in two of our mature state markets in the U.S. to expand and improve net revenue.

	2018			2017
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Open-End loans:
Revenue	$40,290	$27,222	$27,223	$21,154	$18,630
Provision for losses	31,686	14,848	11,428	8,334	6,348
Net revenue	$8,604	$12,374	$15,795	$12,820	$12,282
Net charge-offs	$23,579	$11,924	$10,972	$6,799	$5,991
Open-End gross loan balances:
Open-End gross loans receivable	$184,067	$91,033	$51,564	$47,949	$32,133
Allowance for loan losses	$18,013	$9,717	$6,846	$6,426	$4,880
Open-End Allowance for loan losses as a percentage of Open-End gross loans receivable	9.8%	10.7%	13.3%	13.4%	15.2%
Open-End ratios:
Provision as a percentage of gross loans receivable	17.2%	16.3%	22.2%	17.4%	19.8%

Single-Pay
Single-Pay revenue and related loans receivable during the three months ended September 30, 2018 declined year-over-year compared to the three months ended September 30, 2017 primarily due to regulatory changes in Canada (rate changes in Alberta, Ontario and British Columbia) and the accelerated shift to Open-End loans there, as well as a continued general product shift from Single-Pay to Installment and Open-End loans in all countries. Because of the aforementioned accelerated Open-End growth in Canada ($87.4 million in the quarter), Single-Pay loan balances in Canada shrank sequentially by $11.2 million from the second to third quarter and have stabilized. Provision for losses and net charge-offs were consistent for the quarter and Single-Pay Allowance for loan losses as a percentage of gross loans receivable remained consistent sequentially.

	2018			2017
(dollars in thousands, unaudited)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Single-Pay loans:
Revenue	$53,205	$61,602	$63,705	$70,868	$70,895
Provision for losses	13,511	14,527	11,302	17,952	20,632
Net revenue	$39,694	$47,075	$52,403	$52,916	$50,263
Net charge-offs	$13,927	$14,543	$12,698	$17,362	$20,515
Single-Pay gross loan balances:
Single-Pay gross loans receivable	$80,867	$89,575	$87,075	$99,400	$94,476
Single-Pay Allowance for loan losses	$3,768	$4,372	$4,485	$5,915	$5,342
Single-Pay Allowance for loan losses as a percentage of Single-Pay gross loans receivable	4.7%	4.9%	5.2%	6.0%	5.7%

Results of Operations - CURO Group Consolidated Operations
Condensed Consolidated Statements of Income
(Unaudited)

(in thousands)	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Revenue	$283,004	$255,119	$27,885	10.9%	$793,745	$696,643	$97,102	13.9%
Provision for losses	134,523	99,341	35,182	35.4%	307,540	226,523	81,017	35.8%
Net revenue	148,481	155,778	(7,297)	(4.7)%	486,205	470,120	16,085	3.4%
Advertising costs	24,114	16,270	7,844	48.2%	51,424	35,599	15,825	44.5%
Non-advertising costs of providing services	60,383	59,342	1,041	1.8%	181,140	177,448	3,692	2.1%
Total cost of providing services	84,497	75,612	8,885	11.8%	232,564	213,047	19,517	9.2%
Gross margin	63,984	80,166	(16,182)	(20.2)%	253,641	257,073	(3,432)	(1.3)%

Operating expense
Corporate, district and other	35,185	34,247	938	2.7%	114,294	103,797	10,497	10.1%
Interest expense	23,396	18,844	4,552	24.2%	66,210	60,694	5,516	9.1%
Loss on extinguishment of debt	69,200	—	69,200	#	80,883	12,458	68,425	#
Restructuring costs	—	7,393	(7,393)	#	—	7,393	(7,393)	#
Total operating expense	127,781	60,484	67,297	#	261,387	184,342	77,045	41.8%
Net (loss) income before income taxes	(63,797)	19,682	(83,479)	#	(7,746)	72,731	(80,477)	#
(Benefit) provision for income taxes	(16,775)	9,920	(26,695)	#	9	29,988	(29,979)	#
Net (loss) income	$(47,022)	$9,762	$(56,784)	#	$(7,755)	$42,743	$(50,498)	#
# - Variance greater than 100% or not meaningful.

Reconciliation of Net Income and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per share, non-GAAP measures

(in thousands, except per share data)	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Net (loss) income	$(47,022)	$9,762	$(56,784)	#	$(7,755)	$42,743	$(50,498)	#
Adjustments:
Loss on extinguishment of debt and related costs (1)	72,165	—			83,848	12,458
Restructuring costs (2)	—	7,393			—	7,393
Legal settlements (3)	2,774	361			2,774	2,311
Transaction-related costs (4)	—	123			—	2,523
Share-based cash and non-cash compensation (5)	2,089	454			6,112	1,760
Intangible asset amortization	728	634			2,059	1,807
Impact of tax law changes (6)	(600)	—			1,200	—
Cumulative tax effect of adjustments	(19,185)	(4,518)			(23,586)	(11,623)
Adjusted Net Income	$10,949	$14,209	$(3,260)	(22.9)%	$64,652	$59,372	$5,280	8.9%

Net (loss) income	$(47,022)	$9,762			$(7,755)	$42,743
Diluted Weighted Average Shares Outstanding (7)	48,352	38,914			48,061	38,959
Diluted Earnings per Share (7)	$(0.97)	$0.25	$(1.22)	#	$(0.16)	$1.10	$(1.26)	#
Per Share impact of adjustments to Net Income (7)	1.20	0.11			1.51	0.43
Adjusted Diluted Earnings per Share (7)	$0.23	$0.36	$(0.13)	(36.1)%	$1.35	$1.53	$(0.18)	(11.8)%
# - Variance greater than 100% or not meaningful.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA, non-GAAP measures

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	Change $	Change %	2018	2017	Change $	Change %
Net (loss) income	$(47,022)	$9,762	$(56,784)	#	$(7,755)	$42,743	$(50,498)	#
(Benefit) provision for income taxes	(16,775)	9,920	(26,695)	#	9	29,988	(29,979)	#
Interest expense	23,396	18,844	4,552	24.2%	66,210	60,694	5,516	9.1%
Depreciation and amortization	4,747	4,790	(43)	(0.9)%	14,006	14,120	(114)	(0.8)%
EBITDA	(35,654)	43,316	(78,970)	#	72,470	147,545	(75,075)	(50.9)%
Loss on extinguishment of debt (1)	69,200	—			80,883	12,458
Restructuring costs (2)	—	7,393			—	7,393
Legal settlements(3)	2,774	361			2,774	2,311
Transaction-related costs(4)	—	123			—	2,523
Share-based cash and non-cash compensation(5)	2,089	454			6,112	1,760
Other adjustments(8)	(55)	(218)			(49)	(733)
Adjusted EBITDA	$38,354	$51,429	$(13,075)	(25.4)%	$162,190	$173,257	$(11,067)	(6.4)%
Adjusted EBITDA Margin	13.6%	20.2%			20.4%	24.9%
# - Variance greater than 100% or not meaningful.

(1)
For the nine months ended September 30, 2018, the $80.9 million of loss on extinguishment of debt is comprised of (a) $11.7 million incurred in the first quarter of 2018 for the redemption of $77.5 million of the CURO Financial Technologies Corp.'s ("CFTC") 12.00% Senior Secured Notes due 2022 and (b) $69.2 million incurred in the third quarter of 2018 for the redemption of the remaining $525.7 million of these notes. The $69.2 million of third quarter loss on extinguishment is comprised of a $54.0 million make whole premium and $15.2 million of deferred financing costs, net of premium/discounts. An additional $3.0 million is included in related costs for the three and nine months ended September 30, 2018 for duplicative interest paid through September 30, 2018 prior to repayment of the remaining 12.00% Senior Secured Notes and the Non-Recourse U.S. SPV Facility.

For the nine months ended September 30, 2017, the $12.5 million loss from the extinguishment of debt was due to the redemption of CURO Intermediate Holding Corp.'s ("CURO Intermediate") 10.75% Senior Secured Notes due 2018 and the 12.00% Senior Cash Pay Notes due 2017.

(2)	Restructuring costs of $7.4 million for the three and nine months ended September 30, 2017 were due to the closure of the remaining 13 U.K. stores.
(3)
Legal settlements for the three and nine months ended September 30, 2018 includes (a) $4.0 million of customer redress costs in the U.K., (b) a $1.8 million reduction of the liability related to our offer to reimburse certain bank overdraft or non-sufficient funds fees because of possible borrower confusion about certain electronic payments we initiated on their loans and (c) settlement of certain matters in California and Canada. Legal settlements for the three and nine months ended September 30, 2017 includes $2.3 million for the settlement of the Harrison, et al v. Principal Investment, Inc. et al. For more information, see Note 18 - "Contingent Liabilities" of the Notes to Consolidated Financial Statements included in the Company's Form 10-K filed with the SEC on March 13, 2018.

(4)
Transaction-related costs include professional fees paid in connection with potential transactions and the original issuance of $470.0 million of Senior Secured Notes due 2022 in the first quarter of 2017.

(5)
We approved the adoption of share-based compensation plans during 2010 and 2017 for key members of senior management. The estimated fair value of share-based awards is recognized as non-cash compensation expense on a straight-line basis over the vesting period.

(6)
As a result of the Tax Cuts and Jobs Act of 2017 ("2017 Tax Act"), which became law on December 22, 2017, we provided an estimate of the new repatriation tax as of December 31, 2017. Subsequent to further guidance published in the first quarter of 2018, we booked additional tax expense of $1.2 million for the 2017 repatriation tax. Additionally, the 2017 Tax Act provided for a new GILTI tax starting in 2018 and we estimated and provided tax expense of $0.6 million in the first quarter of 2018. This expense was reversed in the third quarter of 2018 based on changes in the geographic mix of income.

(7)	The share and per share information have been adjusted to give effect to the 36-to-1 split of the Company's common stock that occurred during the fourth quarter of 2017.
(8)
Other adjustments include deferred rent and the intercompany foreign exchange impact. Deferred rent represents the non-cash component of rent expense. Rent expense is recognized ratably on a straight-line basis over the lease term.

For the three months ended September 30, 2018 and 2017
Revenue and Net Revenue
Revenue increased $27.9 million, or 10.9%, to $283.0 million for the three months ended September 30, 2018 from $255.1 million for the three months ended September 30, 2017. U.S. revenue increased 15.2% on volume growth. Canadian revenue decreased 8.8% primarily due to the continued product mix transitioning from Single-Pay and Installment Loans to Open-End loans. U.K. revenue increased by 27.1%.
Provision for losses increased $35.2 million, or 35.4%, to $134.5 million for the three months ended September 30, 2018 from $99.3 million for the three months ended September 30, 2017. Refer to "Segment Analysis" below for further explanations on the provision for losses.
Cost of Providing Services
The total cost of providing services increased $8.9 million, or 11.8%, to $84.5 million in the three months ended September 30, 2018, compared to $75.6 million in the three months ended September 30, 2017 primarily because of increased customer acquisition spend analyzed further in the segment discussions that follow.

Operating Expenses
Corporate, district and other expense increased $0.9 million, or 2.7%, primarily related to share-based compensation expense.
Provision for Income Taxes
The effective tax benefit rate for the three months ended September 30, 2018 was 26.3% compared to a tax expense rate 50.4% for the three months ended September 30, 2017. As a result of the 2017 Tax Act, the corporate income tax rate for the U.S. decreased from 35% to 21%, effective in 2018. No tax benefit is recognized for losses in the U.K. and certain other Canadian entities that we utilize to launch new products and brands. The lack of tax benefit in these entities was offset in the third quarter of 2018 by a $3.3 million benefit for the fair market value impact of a historic stock option plan that was modified in 2017 creating a taxable event, and by the reversal of $0.6 million of estimated Global Intangible Low-Taxed Income ("GILTI") originally recorded in the first quarter of 2018 based on a shift in the geographic composition of pre-tax income.

For the nine months ended September 30, 2018 and 2017
Revenue and Net Revenue
Revenue increased $97.1 million, or 13.9%, to $793.7 million for the nine months ended September 30, 2018 from $696.6 million for the nine months ended September 30, 2017. U.S. revenue increased 16.2% on volume growth. Canadian revenue increased 2.7% as volume growth offset regulatory impacts on rates and product mix. U.K. revenue increased by 25.4%.
Provision for losses increased $81.0 million, or 35.8%, to $307.5 million for the nine months ended September 30, 2018 from $226.5 million for the nine months ended September 30, 2017. Refer to “--Segment Analysis” below for further explanations on the provision for losses.
Cost of Providing Services
The total cost of providing services increased $19.5 million, or 9.2%, to $232.6 million in the nine months ended September 30, 2018, compared to $213.0 million in the nine months ended September 30, 2017 primarily because of higher customer acquisition spend.
Operating Expenses
Corporate, district and other expense increased $10.5 million, or 10.1%, primarily due to $6.9 million of costs related to customer redress pursuant to a complaint resolution process for all lenders in the U.K, $4.4 million of year-over-year incremental share-based compensation expense and $1.2 million in year-over-year additional compensation expense related to increased collections activity, online customer support and technology headcount.
Provision for Income Taxes
The effective tax benefit rate for the nine months ended September 30, 2018 was 0.1% compared to a tax expense rate of 41.2% for the nine months ended September 30, 2017. As a result of the 2017 Tax Act, the federal corporate income tax rate for the U.S. decreased from 35% to 21%, effective in 2018. The provision for income tax as of September 30, 2018 includes an additional accrual of $1.2 million for adjustments to estimates of the tax on prior years' foreign repatriation as the result of additional interpretative guidance from the IRS issued during the first quarter of 2018 and the above mentioned impacts of loss entities with no tax benefits and the benefits from stock option exercise.

Segment Analysis

We report financial results for three reportable segments: the U.S., Canada and the U.K. Following is a recap of results of operations for the segment and period indicated:

U.S. Segment Results	Three Months Ended September 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$223,273	$193,826	$29,447	15.2%
Provision for losses	103,256	79,506	23,750	29.9%
Net revenue	120,017	114,320	5,697	5.0%
Advertising costs	17,632	12,005	5,627	46.9%
Non-advertising costs of providing services	42,280	41,213	1,067	2.6%
Total cost of providing services	59,912	53,218	6,694	12.6%
Gross margin	60,105	61,102	(997)	(1.6)%
Corporate, district and other	22,360	25,257	(2,897)	(11.5)%
Interest expense	22,169	18,795	3,374	18.0%
Loss on extinguishment of debt	69,200	—	69,200	#
Total operating expense	113,729	44,052	69,677	#
Segment operating (loss) income	(53,624)	17,050	(70,674)	#
Interest expense	22,169	18,795	3,374	18.0%
Depreciation and amortization	3,536	3,447	89	2.6%
EBITDA	(27,919)	39,292	(67,211)	#
Loss on extinguishment of debt	69,200	—	69,200
Legal settlements	(1,297)	361	(1,658)
Other adjustments	(99)	(27)	(72)
Transaction related costs	—	123	(123)
Share-based cash and non-cash compensation	2,089	454	1,635
Adjusted EBITDA	$41,974	$40,203	$1,771	4.4%
# - Variance greater than 100% or not meaningful

U.S. Segment Results - For the three months ended September 30, 2018 and 2017
Third quarter U.S. revenues increased by $29.4 million, or 15.2%, to $223.3 million.
U.S revenue growth was driven by a $75.8 million, or 21.8%, increase in gross combined loans receivable to $423.0 million at September 30, 2018 compared to $347.2 million at September 30, 2017. We experienced volume growth primarily from Unsecured Installment receivables, which increased year-over-year $55.1 million, or 29.4%, while Open-End receivables increased $13.2 million, or 41.2%, compared to the prior year period. Open-End receivables growth was driven by the 2017 third quarter introduction of Open-End in Virginia, organic growth in Tennessee of 11.3% and growth in Kansas of 13.2%. Secured Installment receivables increased from the prior year period by $5.5 million or 6.2%.
The increase of $23.8 million, or 29.9%, in provision for losses was primarily driven by sequential loan growth of $55.3 million, or 15.0%. U.S. Company-Owned Unsecured Installment and Secured Installment net charge-offs rates rose modestly year-over-year while net charge-off rates for Unsecured Installment loans Guaranteed by the Company and Single-Pay loans improved from third quarter 2017. Net charge-off rates for Open-End loans increased because we relaxed underwriting selectively in two of our mature state markets to expand and improve net revenue.
U.S. cost of providing services for the three months ended September 30, 2018 was $59.9 million, an increase of $6.7 million, or 12.6%, compared to $53.2 million for the three months ended September 30, 2017. The increase was primarily due to $5.6 million, or 46.9%, higher advertising costs. Advertising for the U.S. online channel comprised $5.0 million of the year-over-year increase, $1.8 million of which related to our new Avio installment and Open-End loans. U.S. store advertising rose 11.2% year-over-year. Advertising as a percentage of revenue was 7.9% compared to 6.5% in the prior quarter, and in the range we expected given the ramping of Avio, the mix shift to online and seasonality.
Corporate, district and other operating expenses decreased $2.9 million compared to the same period in the prior year primarily due to adjustments to variable compensation cost assumptions, lower professional fees and a $1.3 million net reduction of our liabilities related to certain litigation matters, offset by $1.6 million of additional share-based compensation expense.
U.S. Interest expense for the third quarter of 2018 increased by $3.4 million compared to the same period prior year and was affected by the related refinancing transactions. We issued $690.0 million of 8.250% Senior Secured Notes due 2025 on August 27, 2018. We subsequently used the proceeds of this issuance to extinguish the remaining $527.5 million 2017 12.00% Senior

Secured Notes on September 7, 2018 and the Non-Recourse U.S. SPV Facility on October 11, 2018. We incurred additional interest during the third quarter of 2018 of $3.0 million during the time between the issuance of the Senior Secured Notes due 2025 and the extinguishment of the other existing debt facilities.

U.S. Segment Results	Nine Months Ended September 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$617,992	$531,912	$86,080	16.2%
Provision for losses	239,576	180,658	58,918	32.6%
Net revenue	378,416	351,254	27,162	7.7%
Advertising costs	35,200	24,596	10,604	43.1%
Non-advertising costs of providing services	127,719	125,304	2,415	1.9%
Total cost of providing services	162,919	149,900	13,019	8.7%
Gross margin	215,497	201,354	14,143	7.0%
Corporate, district and other	81,113	78,299	2,814	3.6%
Interest expense	64,931	60,563	4,368	7.2%
Loss on extinguishment of debt	80,883	12,458	68,425	#
Total operating expense	226,927	151,320	75,607	50.0%
Segment operating (loss) income	(11,430)	50,034	(61,464)	#
Interest expense	64,931	60,563	4,368	7.2%
Depreciation and amortization	10,322	10,200	122	1.2%
EBITDA	63,823	120,797	(56,974)	(47.2)%
Loss on extinguishment of debt	80,883	12,458	68,425
Restructuring costs	—	2,523	(2,523)
Legal settlements	(1,297)	2,311	(3,608)
Other adjustments	(224)	(47)	(177)
Share-based cash and non-cash compensation	6,112	1,756	4,356
Adjusted EBITDA	$149,297	$139,798	$9,499	6.8%
# - Variance greater than 100% or not meaningful

U.S. Segment Results - For the nine months ended September 30, 2018 and 2017
U.S. revenues increased by $86.1 million, or 16.2%, to $618.0 million for the nine months ended September 30, 2018.
U.S revenue growth was driven by a $75.8 million, or 21.8%, increase in gross combined loans receivable to $423.0 million at September 30, 2018 compared to $347.2 million at September 30, 2017. We experienced volume growth primarily from Unsecured Installment receivables, which increased year-over-year $55.1 million, or 29.4%, while Open-End receivables increased $13.2 million, or 41.2%, compared to the prior year period. Open-End receivables growth was driven by the 2017 third quarter introduction of Open-End in Virginia, organic growth in Tennessee of 11.3% and growth in Kansas of 13.2%. Secured Installment receivables increased from the prior year period by $5.5 million or 6.2%.
The increase of $58.9 million, or 32.6%, in provision for losses was primarily driven by the increase in combined loans receivable as previously discussed.
U.S. cost of providing services were $162.9 million, an increase of $13.0 million, or 8.7%, compared to $149.9 million for the nine months ended September 30, 2017. The increase is primarily due to $10.6 million, or 43.1%, higher advertising costs. Advertising for the U.S. online channel comprised $8.5 million of the year-over-year increase, $4.4 million of which related to our new Avio installment and Open-End loans which launched in the third quarter of 2017. U.S. store advertising rose 15.0% year-over-year. Advertising as a percentage of revenue was 5.7% compared to 4.5% in the prior year, and in the range we expected given the ramping of Avio, the mix shift to online and seasonality.
The $2.8 million increase of corporate, district and other operating expenses includes $4.4 million of additional share-based compensation expense, offset by a $1.3 million net reduction in liabilities for certain litigation matters.

Canada Segment Results	Three Months Ended September 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$46,209	$50,658	$(4,449)	(8.8)%
Provision for losses	24,436	15,718	8,718	55.5%
Net revenue	21,773	34,940	(13,167)	(37.7)%
Advertising costs	3,717	2,899	818	28.2%
Non-advertising costs of providing services	17,567	16,392	1,175	7.2%
Total cost of providing services	21,284	19,291	1,993	10.3%
Gross margin	489	15,649	(15,160)	(96.9)%
Corporate, district and other	5,135	4,660	475	10.2%
Interest expense	1,234	60	1,174	#
Total operating expense	6,369	4,720	1,649	34.9%
Segment operating (loss) income	(5,880)	10,929	(16,809)	#
Interest expense	1,234	60	1,174	#
Depreciation and amortization	1,087	1,170	(83)	(7.1)%
EBITDA	(3,559)	12,159	(15,718)	#
Legal settlements	119	—	119
Other adjustments	50	(182)	232
Adjusted EBITDA	$(3,390)	$11,977	$(15,367)	#
# - Variance greater than 100% or not meaningful.

Canada Segment Results - For the three months ended September 30, 2018 and 2017
Canada revenue decreased $4.4 million, or 8.8%, to $46.2 million for the three months ended September 30, 2018 from $50.7 million in the prior year period. On a constant currency basis, revenue decreased $2.5 million, or 4.9%. Revenue growth in Canada was impacted by the accelerated product transition from Single-Pay and Unsecured Installment loans to Open-End loans and by regulatory rate changes in Alberta, Ontario and British Columbia.
Single-Pay revenue decreased $16.7 million, or 42.3%, to $22.8 million for the three months ended September 30, 2018 and Single-Pay ending receivables decreased $14.2 million, or 28.3%, to $36.1 million from $50.4 million in the prior year. The decrease in Single-Pay revenue and receivables was due to the product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes that lower pricing year-over-year.
Canadian non-Single-Pay revenue increased $12.3 million, or 110.5%, to $23.4 million compared to $11.1 million the same quarter a year ago on $108.5 million, or 221.6%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017 and significant expansion of the Open-End product in Ontario in the third quarter of 2018.
The provision for losses increased $8.7 million, or 55.5%, to $24.4 million for the three months ended September 30, 2018 compared to $15.7 million in the prior year period because of upfront provisioning on Open-End loan volumes and mix shift from Single-Pay loans and Unsecured Installment to Open-End loans. Total Open-End and Installment loans grew by $82.7 million sequentially during the quarter compared to $6.1 million in the third quarter of 2017. On a constant currency basis, provision for losses increased by $9.8 million, or 62.2%.
The cost of providing services in Canada increased $2.0 million, or 10.3%, to $21.3 million for the three months ended September 30, 2018, compared to $19.3 million in the prior year period. Advertising costs rose $0.8 million, or 28.2%, due to increased spend for online and stores to support the ramp up of our LendDirect brand. The increase in non-advertising cost of providing services was due primarily to loan servicing costs resulting from Canada’s significantly increased loan portfolio. On a constant currency basis, cost of providing services increased $2.9 million, or 15.0%.
Canada operating expenses increased to $6.4 million in the three months ended September 30, 2018 from $4.7 million in the prior year period primarily due to increased interest expense resulting from the Non-Recourse Canada SPV Facility entered into during August 2018.

Canada Segment Results	Nine Months Ended September 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$139,502	$135,819	$3,683	2.7%
Provision for losses	51,346	36,246	15,100	41.7%
Net revenue	88,156	99,573	(11,417)	(11.5)%
Advertising costs	9,147	6,944	2,203	31.7%
Non-advertising costs of providing services	50,718	46,718	4,000	8.6%
Total cost of providing services	59,865	53,662	6,203	11.6%
Gross margin	28,291	45,911	(17,620)	(38.4)%
Corporate, district and other	14,791	12,407	2,384	19.2%
Interest expense	1,298	142	1,156	#
Total operating expense	16,089	12,549	3,540	28.2%
Segment operating income	12,202	33,362	(21,160)	(63.4)%
Interest expense	1,298	142	1,156	#
Depreciation and amortization	3,306	3,389	(83)	(2.4)%
EBITDA	16,806	36,893	(20,087)	(54.4)%
Legal settlements	119	—	119
Other adjustments	223	(654)	877
Adjusted EBITDA	$17,148	$36,239	$(19,091)	(52.7)%
# - Variance greater than 100% or not meaningful.
Canada Segment Results - For the nine months ended September 30, 2018 and 2017
Canada revenue improved $3.7 million, or 2.7%, to $139.5 million for the nine months ended September 30, 2018 from $135.8 million in the prior year period. On a constant currency basis, revenue was up $1.7 million, or 1.2%. Revenue growth in Canada was impacted by the accelerated product transition from Single-Pay and Unsecured Installment loans to Open-End loans and by regulatory rate changes in Alberta, Ontario and British Columbia.
Single-Pay revenue decreased $18.2 million, or 16.8%, to $90.5 million for the nine months ended September 30, 2018 and Single-Pay ending receivables decrease of $14.2 million, or 28.3%, to $36.1 million from $50.4 million in the prior year. The decrease in Single-Pay revenue and receivables was due to product mix shift in Canada from Single-Pay loans to Open-End loans and by regulatory changes that lower pricing year-over-year.
Canadian non-Single-Pay revenue increased $21.9 million, or 80.7%, to $49.0 million compared to $27.1 million the same period a year ago on $108.5 million, or 221.6%, growth in related loan balances. The increase was primarily related to the launch of Open-End products in Alberta and Ontario in the fourth quarter of 2017 and significant expansion of the Open-End product in Ontario in the third quarter of 2018.
The provision for losses increased $15.1 million, or 41.7%, to $51.3 million for the nine months ended September 30, 2018 compared to $36.2 million in the prior year period because of loan volumes and mix shift from Single-Pay loans to Unsecured Installment and Open-End loans. On a constant currency basis, provision for losses increased $14.5 million, or 40.1%.
The cost of providing services in Canada increased $6.2 million, or 11.6%, to $59.9 million for the nine months ended September 30, 2018, compared to $53.7 million in the prior year period. The increase was due primarily to $4.0 million, or 8.6%, higher non-advertising costs of providing services compared to the prior year due to $1.6 million of loan servicing costs resulting from Canada's increased loan portfolio and $1.4 million of additional salary expense related to an increase in headcount. The remaining increase is primarily related to occupancy expenses from higher store counts as we have opened seven LendDirect stores since the third quarter of 2017. On a constant currency basis, cost of providing services increased $5.4 million, or 10.0%.
Operating expenses increased $3.5 million, or 28.2%, to $16.1 million in the nine months ended September 30, 2018, from $12.5 million in the prior year period. Corporate, district and other expenses increased by $2.4 million due to increased collections and customer support payroll expenses from seasonality, increased volumes, expansion of the LendDirect business and product shifts from Single-Pay and Unsecured Installment to Open-End loans. Additionally, interest expense increased by $1.2 million due to the Non-Recourse Canada SPV Facility entered into during August 2018. On a constant currency basis, operating expenses increased $3.3 million, or 26.6%.

U.K. Segment Results	Three Months Ended September 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$13,522	$10,635	$2,887	27.1%
Provision for losses	6,831	4,117	2,714	65.9%
Net revenue	6,691	6,518	173	2.7%
Advertising costs	2,765	1,367	1,398	#
Non-advertising costs of providing services	536	1,737	(1,201)	(69.1)%
Total cost of providing services	3,301	3,104	197	6.3%
Gross margin	3,390	3,414	(24)	(0.7)%
Corporate, district and other	7,690	4,330	3,360	77.6%
Interest income	(7)	(12)	(5)	41.7%
Restructuring costs	—	7,393	(7,393)	#
Total operating expense	7,683	11,711	(4,028)	(34.4)%
Segment operating loss	(4,293)	(8,297)	4,004	48.3%
Interest income	(7)	(12)	(5)	41.7%
Depreciation and amortization	124	174	(50)	(28.7)%
EBITDA	(4,176)	(8,135)	3,959	48.7%
Legal settlements	3,952	—	3,952
Other adjustments	(6)	(10)	4
Restructuring costs	—	7,393	(7,393)
Adjusted EBITDA	$(230)	$(752)	$522	69.4%
# - Variance greater than 100% or not meaningful

U.K. Segment Results - For the three months ended September 30, 2018 and 2017
U.K. revenue improved $2.9 million, or 27.1%, to $13.5 million for the three months ended September 30, 2018 compared to $10.6 million in the prior year period. Provision for losses increased $2.7 million, or 65.9%, due to upfront provisioning on volume growth, high percentage of new customers in the origination mix and the product mix from Single-Pay to Installment loans. Installment loans in the U.K. grew sequentially by $7.3 million in the third quarter compared to $1.0 million in the third quarter of 2017. Currency translation for the period did not have a significant impact on net revenue compared to prior year.
The cost of providing services in the U.K. decreased $0.2 million, or 6.3%, for the three months ended September 30, 2018 compared to prior year period.
Corporate, district and other expenses increased $3.4 million, or 77.6%, to $7.7 million for the three months ended September 30, 2018 compared to the prior year period. This increase includes costs related to customer redress pursuant to a complaint resolution process for all lenders in the U.K. The cost in the third quarter of 2018 to administer the complaint resolution process and the direct customer redress paid or accrued totaled $4.0 million, an increase of $3.3 million compared to the prior year period.
As we have previously disclosed, our U.K. operating results have experienced an elevated level of legal settlement expenses related to customer redress pursuant to a complaint resolution process for all lenders in the U.K. During the quarter ending September 30, 2018, these costs totaled $4.0 million. After careful consideration, we do not believe that, given the scale of our U.K. operations, we can sustain claims at this level and may not be able to continue viable U.K. business operations without action by the U.K. business to reduce the risk of claims relating to historic lending. We have been in ongoing discussions with relevant regulators, including the Financial Conduct Authority (“FCA”) and the Financial Ombudsman Service with regard to our alternatives. While these discussions are ongoing, the FCA is liaising with our U.K. operations regarding the appointment of a Skilled Person (under section.166 of the (U.K.) Financial Services and Markets Act 2000) to undertake a limited-scope review of the options being considered.  We are evaluating, and are discussing with the FCA, several potential courses of action including potential solutions to allow the firm to finally resolve liabilities associated with historic lending. The potential alternatives under consideration may require approval of the FCA, consent under certain of our debt facilities, and court approval in the U.K. We have not determined to pursue any specific alternative at this time and are continuing to evaluate our options.

U.K. Segment Results	Nine Months Ended September 30,
(dollars in thousands)	2018	2017	Change $	Change %
Revenue	$36,251	$28,912	$7,339	25.4%
Provision for losses	16,618	9,619	6,999	72.8%
Net revenue	19,633	19,293	340	1.8%
Advertising costs	7,077	4,059	3,018	74.4%
Non-advertising costs of providing services	2,703	5,426	(2,723)	(50.2)%
Total cost of providing services	9,780	9,485	295	3.1%
Gross margin	9,853	9,808	45	0.5%
Corporate, district and other	18,390	13,091	5,299	40.5%
Interest income	(19)	(11)	8	(72.7)%
Restructuring and other costs	—	7,393	(7,393)	#
Total operating expense	18,371	20,473	(2,102)	(10.3)%
Segment operating loss	(8,518)	(10,665)	2,147	(20.1)%
Interest income	(19)	(11)	8	(72.7)%
Depreciation and amortization	378	531	(153)	(28.8)%
EBITDA	(8,159)	(10,145)	1,986	(19.6)%
Legal settlements	3,952	—	3,952
Other adjustments	(48)	(28)	(20)
Restructuring costs	—	7,393	(7,393)
Adjusted EBITDA	$(4,255)	$(2,780)	$(1,475)	53.1%
# - Variance greater than 100% or not meaningful

U.K. Segment Results - For the nine months ended September 30, 2018 and 2017
U.K. revenue improved $7.3 million, or 25.4%, to $36.3 million for the nine months ended September 30, 2018 compared to $28.9 million in the prior year period. On a constant currency basis, revenue was up $5.4 million, or 18.8%. Provision for losses increased $7.0 million, and, on a constant currency basis, increased $6.1 million, or 63.9%, due to volume growth.
The cost of providing services in the U.K. increased $0.3 million, or 3.1%, for the nine months ended September 30, 2018 compared to prior year period. On a constant currency basis, the cost of providing services decreased $0.3 million, or 2.8%.
Corporate, district and other expenses increased $5.3 million, or 40.5%, to $18.4 million for the nine months ended September 30, 2018 compared to the prior year period. This increase includes costs related to customer redress pursuant to a complaint resolution process for all lenders in the U.K. The cost in the nine months ended September 30, 2018 to administer the complaint resolution process and the direct customer redress paid or accrued totaled $6.9 million, an increase of $5.3 million compared to the prior year period. On a constant currency basis, corporate, district and other expenses increased $4.4 million, or 33.5%.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash	$153,361	$162,374
Restricted cash (includes restricted cash of consolidated VIEs of $19,107 and $6,871 as of September 30, 2018 and December 31, 2017, respectively)	24,236	12,117
Gross loans receivable (includes loans of consolidated VIEs of $353,384 and $213,846 as of September 30, 2018 and December 31, 2017, respectively)	567,675	432,837
Less: allowance for loan losses (includes allowance for losses of consolidated VIEs of $49,951 and $46,140 as of September 30, 2018 and December 31, 2017, respectively)	(76,068)	(69,568)
Loans receivable, net	491,607	363,269
Deferred income taxes	—	772
Income taxes receivable	16,363	3,455
Prepaid expenses and other	40,109	42,512
Property and equipment, net	79,790	87,086
Goodwill	143,966	145,607
Other intangibles, net of accumulated amortization of $43,250 and $41,156 as of September 30, 2018 and December 31, 2017, respectively	33,208	32,769
Other	13,090	9,770
Total Assets	$995,730	$859,731
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities	$52,853	$55,792
Deferred revenue	9,667	11,984
Income taxes payable	338	4,120
Accrued interest (includes accrued interest of consolidated VIEs of $1,603 and $1,266 as of September 30, 2018 and December 31, 2017, respectively)	7,391	25,467
Credit services organization guarantee liability	13,243	17,795
Deferred rent	11,288	11,577
Long-term debt (includes long-term debt and issuance costs of consolidated VIEs of $169,666 and $7,710 as of September 30, 2018 and $124,590 and $4,188 as of December 31, 2017, respectively)	868,201	706,225
Subordinated shareholder debt	2,319	2,381
Other long-term liabilities	6,949	5,768
Deferred tax liabilities	13,617	11,486
Total Liabilities	$985,866	$852,595
Stockholders' Equity
Total Stockholders' Equity	$9,864	$7,136
Total Liabilities and Stockholders' Equity	$995,730	$859,731

Balance Sheet Changes - September 30, 2018 compared to December 31, 2017
Cash - During the nine months ended September 30, 2018, we fully redeemed the 12.00% Senior Secured Notes held by CFTC, our wholly-owned subsidiary. CFTC redeemed $77.5 million of the 12.00% Senior Secured Notes in the first quarter of 2018 and the remaining $527.5 million of the original outstanding principal in the third quarter of 2018. The redemptions were conducted pursuant to the indenture governing the Senior Secured Notes, dated as of February 15, 2017, by and among CFTC, the guarantors party thereto and TMI Trust Company, as trustee and collateral agent at a price equal to 112.00% of the principal amount plus accrued and unpaid interest to the date of redemption. The resulting decrease in cash was offset by (a) the 1.0 million shares exercised by the underwriters on January 5, 2018 at $14 per share in connection with our initial public offering in December 2017 providing additional net proceeds of $13.1 million; (b) the issuance of $690.0 million aggregate principal amount of 8.250% Senior Secured Notes due 2025; and (c) proceeds from the Canada SPV Facility.
Subsequent to September 30, 2018, we utilized a portion of cash proceeds from the 8.250% Senior Secured Notes to fully extinguish the Non-Recourse U.S. SPV Facility on October 11, 2018.

Gross Loans Receivable and Allowance for Loan Losses - As previously explained in "- Loan Volume and Portfolio Performance Analysis" above, changes in Gross Loans Receivable and related Allowance for Loan Losses were due to organic growth in Installment loans and product mix shift to Installment and Open-End loans (primarily in Canada).
Long-term debt (including current maturities) and Accrued Interest - Changes from year-end 2017 are primarily due to the issuance of the 8.250% Senior Secured Notes due 2025 and the redemption of the 12.00% Senior Secured Notes due 2022, as previously discussed. Additionally, as of September 30, 2018, the Senior Revolver, which had no balance outstanding as of December 31, 2017, had a balance outstanding of $29.0 million. Finally, the U.S. and Canada SPV Facilities had approximately $26.6 million more outstanding as of September 30, 2018 compared to December 31, 2017 on the U.S. SPV Facility. During the third quarter, we entered into the Canadian SPV Facility and on October 11, 2018, we used a portion of the proceeds from the 8.250% Senior Secured Notes due 2025 to pay, in full, the U.S. SPV Facility.

About CURO
CURO Group Holdings Corp. (NYSE: CURO), operating in three countries and powered by its fully integrated technology platform, is a market leader by revenues in providing short-term credit to underbanked consumers. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States and expanding to offer online loans and financial services across three countries. Today, CURO combines its market expertise with a fully integrated technology platform, omni-channel approach and advanced credit decisioning to provide an array of short-term credit products across all mediums. CURO operates under a number of brands including Speedy Cash, Rapid Cash, Cash Money, LendDirect, Avío Credit, WageDayAdvance, Juo Loans, and Opt+. With over 20 years of operating experience, CURO provides financial freedom to the underbanked.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Thursday, October 25, 2018. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-866-807-9684 (1-412-317-5415 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until November 1, 2018, at 11:59 p.m. Eastern Time. An archived version of the webcast will be available on the CURO Investor Relations website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10125718.
Final Results
The financial results discussed herein are presented on a preliminary basis; final data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include statements related to our expectations for loan growth in Canada and resulting earnings; our expectations for Company-wide loan growth; our expectations of debt extinguishment costs; our updated fiscal 2018 outlook; and our expectations about the future viability of our UK operations. In addition, words such as “as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions and judgments, including our ability to execute on our business strategy, our ability to accurately predict our future financial results and actions of regulators in the UK and alternatives available to us related to our UK operations. These assumptions and judgments may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are important factors both within and outside of our control that could cause our actual results to differ materially from those in the forward-looking statements. These factors include our level of indebtedness; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; actions of regulators; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties would could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure or third parties who provide products, services or support to us; any failure of third-party-lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-part electronic payment solutions providers; disruption caused by employee or third-party theft and errors in our stores as well as other factors discussed in our filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:

•
Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income plus or minus gain (loss) on extinguishment of debt, restructuring and other costs, goodwill and intangible asset impairments, transaction-related costs, share-based compensation, intangible asset amortization and cumulative tax effect of adjustments, on a total and per share basis);

•	EBITDA (earnings before interest, income taxes, depreciation and amortization);

•	Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items); and

•	Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP. In addition, we believe that the adjustments shown below are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.
In addition to reporting loans receivable information in accordance with GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.
We provide non-GAAP financial information for informational purposes and to enhance understanding of the GAAP consolidated financial statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Rather, these measures should be considered in addition to results prepared in accordance with U.S. GAAP, but should not be considered a substitute for, or superior to, U.S. GAAP results. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:

•	they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not include changes in, or cash requirements for working capital needs;

•	they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;

•	depreciation and amortization are non-cash expense items reported in the statements of cash flows; and

•	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provide investors with important information needed to evaluate overall lending performance.

We evaluate stores based on revenue per store, provision for losses at each store and store-level EBITDA, with consideration given to the length of time a store has been open and its geographic location. We monitor newer stores for their progress to profitability and their rate of revenue growth.

We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly-titled measures provided by other companies.

Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com
Or
Global IR Group
Gar Jackson,
Phone: 949-873-2789
Email: gar@globalirgroup.com

(CURO-NWS)